CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Lincoln Variable Insurance Products Trust of our reports dated February 13 2025, relating to the financial statements and financial highlights of ClearBridge Variable Appreciation Portfolio, ClearBridge Variable Large Cap Growth Portfolio, and ClearBridge Variable Large Cap Value Portfolio, which appear in Legg Mason Partners Variable Equity Trust’s Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Other Service Providers” and “Target Fund Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
January 15, 2026